Exhibit 10.2

GUARANTY

GUARANTY, dated as of August 25, 2006 made by Kraft Foods Inc., a corporation organized and existing under the laws of the State of Virginia (“Kraft”), in favor of Citibank International plc (“Citibank”), as agent for and representative of (the “Administrative Agent”) the financial parties (the “Lenders”) party to the Credit Agreement referred to below.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to make Advances under the Credit Agreement dated as of August 25, 2006 (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”) by and among Sheffield Investments, S.L. (the “Borrower”), the initial lenders named therein, the Administrative Agent and Citigroup Global Markets Limited and UBS Securities LLC as joint lead arrangers and joint bookrunners, Kraft agrees as follows:

1.             Guaranty. Kraft hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under this Guaranty.

2.             Guaranty Absolute. Kraft guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Kraft under this Guaranty shall be absolute and unconditional irrespective of:

(a)           any lack of validity, enforceability or genuineness of any provision of the Credit Agreement or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement;

(c)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d)           any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations (and Kraft acknowledges that the Liens on the Collateral under the Bank Account Charge in favor of the Secured Parties have been (or shortly will be) released by the Collateral Agent to the Borrower);

(e)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or Kraft.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

3.             Waiver.

(a)           Kraft hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)           Kraft hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of Kraft’s obligations under this Guaranty or the Credit Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Kraft in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Kraft acknowledges that it will receive direct and indirect benefits from the financing provided to the Borrower pursuant to the Credit Agreement and this Guaranty and that the waiver set forth in this Section 3(b) is knowingly made in contemplation of such benefits.

4.             Conditions to Effectiveness. This Guaranty shall have no force or effect until the Extension Date; provided, however, that Sections 14 through 24 shall have effect upon the execution of this Guaranty by each party hereto.

5.             Time and Place of Payment. Kraft shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (New York City time) on the day when due to the Administrative Agent, at the Administrative Agent Account in same day funds.

6.             Right of Set-Off. Upon (a) the occurrence and during the continuance of any Loan Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.2 of the Credit Agreement to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.2 of the Credit Agreement, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Kraft against any and all of the Obligations now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender shall promptly notify Kraft after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

7.             Representations and Warranties: Kraft represents and warrants as of the Extension Date as follows:

(a)           It is a corporation duly organized, validly existing and in good standing under the laws of Virginia.

(b)           The execution, delivery and performance of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Guaranty.

(d)           This Guaranty is a legal, valid and binding obligation of Kraft enforceable against Kraft in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)           As reported in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2005, the consolidated balance sheets of Kraft and its Subsidiaries as of December 31, 2005 and the consolidated statements of earnings of Kraft and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of Kraft and its Subsidiaries as at such date and the consolidated results of the operations of Kraft and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2005, in Kraft’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and in any current Report on Form 8-K filed subsequent to December 31, 2005 but prior to the date hereof, since December 31, 2005 there has been no material adverse change in such position or operations.

(f)            There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Guaranty or (ii) except for Proceedings disclosed in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2005, in Kraft’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, any current Report on form 8-K filed subsequent to December 31, 2005 but prior to the date hereof, and, with respect to Proceedings commenced after the date of the most recent such document but prior to the date hereof, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of Kraft and its Subsidiaries taken as a whole.

(g)           It owns directly or indirectly all of the shares in the Borrower.

8.             Affirmative Covenants: So long as any Advance under the Credit Agreement shall remain unpaid or any Lender shall have any Commitment under the Credit Agreement, Kraft will:

(a)           Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Kraft and its Subsidiaries taken as a whole.

(b)           Maintenance of Net Worth. Maintain total shareholders’ equity on the consolidated balance sheet of Kraft and its Subsidiaries of not less than $20,000,000,000.

(c)           Reporting Requirements. Furnish to the Lenders:

(i)            as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Kraft, an unaudited interim condensed consolidated balance sheet of Kraft and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Kraft and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Kraft;

(ii)           as soon as available and in any event within 100 days after the end of each fiscal year of Kraft, a copy of the consolidated financial statements for such year for Kraft and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii)          all reports which Kraft sends to any of its shareholders and copies of all reports on Form 8-K (or any successor forms adopted by the Securities and Exchange Commission) that Kraft files with the Securities and Exchange Commission;

(iv)          as soon as possible and in any event within five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Kraft setting forth details of such Event of Default or event and the action which Kraft has taken and proposes to take with respect thereto; and

(v)           such other information respecting the condition or operations, financial or otherwise, of Kraft or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Kraft may make such items available on the internet at www.kraft.com (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Securities and Exchange Commission filings) or any successor or replacement website thereof, or by similar electronic means.

9.             Negative Covenants. So long as any Advance shall remain unpaid under the Credit Agreement or any Lender shall have any Commitment under the Credit Agreement, Kraft will not:

(a)           Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i)            Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii)           Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii)          Liens existing on the date hereof securing Debt;

(iv)          Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v)           Liens existing on property of any Person acquired by Kraft or any Major Subsidiary;

(vi)          Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii)         Liens upon or with respect to “margin stock” as that term is defined in Regulation U;

(viii)        Liens in favor of Kraft or any Major Subsidiary;

(ix)           precautionary Liens provided by Kraft or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Kraft or such Major Subsidiary which transaction is determined by the Board of Directors of Kraft or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; or

(x)            any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.

(b)           Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which it is a party, the surviving corporation is Kraft or was a Subsidiary of Kraft immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving Kraft shall assume all of Kraft’s obligations under this Guaranty (including without limitation with respect to Kraft’s obligations, the covenants set forth in Section 8 and 9) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

10.           Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon Kraft, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement.

11.           Guaranty Events of Default. Each of the following events (each a “Guaranty Event of Default”) shall constitute an Event of Default:

(a)           Any representation or warranty made or deemed to have been made by Kraft herein or by Kraft (or any of its officers) in connection with this Guaranty shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(b)           Kraft shall fail to perform or observe (i) any term, covenant or agreement contained in Section 8(b) or 9(b), (ii) any term, covenant or agreement contained in Section 9(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Kraft by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Guaranty on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Kraft by the Administrative Agent or any Lender; or

(c)           Kraft or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Guaranty or the Credit Agreement) of Kraft or such Major Subsidiary, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of Kraft or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Guaranty or the Credit Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(d)           Kraft or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Kraft or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Kraft and its Subsidiaries taken as a whole) shall occur; or Kraft or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (d); or

(e)           Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against Kraft or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)            Kraft or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Kraft or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Guaranty Default or Guaranty Event of Default under this Section 11(f) shall be deemed to have occurred if Kraft or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security).

12.           Taxes. Any and all payments made by Kraft hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (“Taxes”). If any Taxes are required to be withheld from any amounts payable hereunder, the amounts so payable shall be increased to the extent necessary to yield (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid.

13.           Kraft’s Credit Decision, Etc. Kraft has, independently and without reliance on the Administrative Agent and based on such documents and information as Kraft has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty. Kraft has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition, operations and business of the Borrower, and Kraft is not relying on the Administrative Agent or any other Lender to provide such information now or in the future. Kraft acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by this Guaranty.

14.           Certain Defined Terms. (a) Each capitalized term utilized in this Guaranty that is not defined herein shall have the meaning set forth in the Credit Agreement. As used in this Guaranty, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Kraft and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Kraft and its Subsidiaries as at and for the year ended December 31, 2005, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.

“Debt” means (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

“Default” means Guaranty Default or Loan Default.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Kraft’s controlled group, or under common control with Kraft, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Kraft or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Kraft or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of Kraft or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Event of Default” means Guaranty Event of Default or Loan Event of Default.

“Guaranty Default” means any event specified in Section 11 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Guaranty Event of Default” has the meaning specified in Section 11.

“Indemnified Party” has the meaning specified in Section 17(b).

“Liens” has the meaning specified in Section 9(a).

“Loan Default” means Default as defined in the Credit Agreement.

“Loan Event of Default” means Event of Default as defined in the Credit Agreement.

“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by Kraft, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof (other than Greece, Portugal or Spain) or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Kraft or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Kraft or any ERISA Affiliate and at least one Person other than Kraft and the ERISA Affiliates or (b) was so maintained and in respect of which Kraft or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Obligations” has the meaning specified in Section 1.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Kraft or any ERISA Affiliate and no Person other than Kraft and the ERISA Affiliates or (b) was so maintained and in respect of which Kraft or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

(b)           Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Kraft as of and for the year ended 31 December 2005, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.

15.           Amendments, Etc. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by Kraft therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (acting with any Lender consents required under the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.           Notices, Etc. (a) Addresses. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, as follows:

if to Kraft:

Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois 60093
Attention: Secretary
Fax number: (847) 646-2950

if to Citibank, as Administrative Agent:

Citibank International plc
Loans Agency Office, 2nd Floor
4 Harbour Exchange Square
London E14 9GE
England
Attention: Ian Hayton/Sonia Gosparini
Fax number: +44 208 636 3824/3825

or, at such other address as shall be designated by such party in a written notice to the other parties.

(b)           Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Guaranty or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

17.           Costs and Expenses; Indemnification.

(a)           Costs and Expenses. Kraft agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Guaranty, the Credit Agreement and the documents to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, with respect thereto and with respect to advising the Administrative Agent, as to its rights and responsibilities under this Guaranty, the Credit Agreement, and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Guaranty, the Credit Agreement and the other documents to be delivered hereunder and thereunder. Notwithstanding the foregoing, in no event shall this Section 17(a) constitute a guaranty of the repayment of any Advance or any interest thereon.

(b)           Indemnification. Kraft agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defence of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to the Borrower’s entering into the Credit Agreement, Kraft’s entering into this Guaranty, or to any actions or omissions of the Borrower or Kraft, any of their respective Subsidiaries or affiliates (other than Altria Group, Inc. and its non-Kraft Subsidiaries or affiliates) or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Kraft or the Borrower or any other Person; provided, however, that Kraft shall not be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Notwithstanding the foregoing, in no event shall this Section 17(b) constitute a guaranty of the repayment of any Advance or any interest thereon.

(c)           Survival. Without prejudice to the survival of any of the other agreements of Kraft under this Guaranty or any of the other Loan Documents, the agreements and obligations of Kraft contained in Section 1 (with respect to enforcement expenses) and the last sentence of Section 2 shall survive the payment in full of the Obligations and all of the other amounts payable under this Guaranty.

18.           Binding Effect. This Guaranty shall be binding upon and inure to the benefit of Kraft, the Administrative Agent and each Lender and their respective successors and assigns, except that Kraft shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

19.           Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to the Credit Agreement, disclose to an assignee or participant or proposed assignee or participant, any information relating to Kraft furnished to such Lender by or on behalf of Kraft; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Kraft received by it from such Lender.

20.           No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

21.           Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

22.           Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Guaranty.

23.           Jurisdiction, Etc.

(a)           Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Kraft hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Kraft at its address specified pursuant to Section 16. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.

(b)           Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

24.           Confidentiality. None of the Agents nor any Lender shall disclose any confidential information relating to Kraft to any other Person without the consent of Kraft, other than (a) to such Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 19, to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 24 and shall have agreed to be bound by its provisions as if it were a party to this Guaranty, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions. Notwithstanding any other provision in this Guaranty, the Administrative Agent hereby confirms that Kraft (and any employee, officer, representative or agent thereof) shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the transaction.

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IN WITNESS WHEREOF, Kraft and the Administrative Agent have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KRAFT FOODS INC.

By	/s/ James Dollive
Name: J. Dollive
Title: CFO

CITIBANK INTERNATIONAL plc, as Administrative Agent

By	/s/ Paul Gibbs
Name: Paul Gibbs
Title: Vice President